Media General Reports March 2008 Revenues

RICHMOND, Va., April 17 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today released its monthly revenues report for March 2008. Total company revenues were $62.8 million, compared with $72.2 million in March 2007. The year-over-year decline was primarily attributable to lower Publishing Division revenues, driven mostly by continued weakness in Classified advertising, especially in the Tampa market. In the Broadcast Division, increased Political advertising revenues partially offset lower Local and National time sales. In the Interactive Media Division, higher Local and National/Regional advertising more than offset a decline in Classified advertising.

Publishing Division

Publishing Division revenues in March 2008 declined 19.8 percent compared with March 2007. Excluding Florida, Publishing Division total revenues in March were down 14 percent, and revenues in Virginia, North Carolina and all other states decreased 16.1 percent, 10.8 percent, and 8.8 percent, respectively, while revenues in Florida declined 30.8 percent.

Classified advertising revenues decreased $4.5 million, or 28.4 percent, driven mostly by shortfalls in the Tampa market, and to a lesser degree in Richmond. For the company's three metro markets combined, real estate revenues were down 42 percent, employment revenues decreased 40 percent and automotive revenues declined 32 percent.

Retail advertising revenues declined $2.8 million, or 15 percent, primarily due to lower spending in Tampa in the home improvement, furniture, department store and financial categories. National revenues decreased $1.2 million, or 33.7 percent, as a result of lower advertising for telecommunications, travel and automotive categories in the Tampa market. Circulation revenues decreased $300,000, reflecting Daily and Sunday net-paid circulation volume declines.

Broadcast Division

Gross time sales decreased 5.7 percent, as a result of lower Local and National time sales, partially offset by Political advertising revenues of $555,000. The March 2008 Political revenues were generated from presidential campaign spending at the company's NBC stations in Ohio and Rhode Island, as well as gubernatorial primary spending in North Carolina, U.S. Congressional races in Mississippi, and issue spending in Florida and Ohio.

Local time sales declined $920,000, or 5.5 percent, primarily from lower furniture store, fast food and automotive advertising, partially offset by higher spending in the medical category. National time sales declined $1 million, or 9.7 percent, as a result of decreased advertising in the automotive and entertainment categories.

Interactive Media Division

In the Interactive Media Division, higher Local and National/Regional advertising revenues more than offset lower Classified advertising. A year-over-year increase in revenues from the company's Yahoo!HotJobs partnership helped mitigate the Classified revenue decline.

Local online revenues increased 47.5 percent over March 2007, reflecting continued solid growth in direct sales. National/Regional advertising rose nearly 64 percent, resulting from higher spending by national agencies.

Page views and visitor sessions increased 22.9 percent and 34.3 percent, respectively, driven by an aggressive "Web-First" focus on breaking news stories, weather events and other information on all company Web sites. In March, TBO.com in Tampa generated a 37.4 percent year-over-year increase in page views, driven by this initiative.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms. The company serves markets primarily in the Southeastern United States. Media General publishes 25 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus approximately 275 weekly newspapers and other targeted publications. The company owns and operates 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company's interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and two growing interactive advertising services companies, Blockdot, Inc. and DealTaker.com.

MEDIA GENERAL, INC.
Revenues and Page Views

	March			Year-to-Date
	2008	2007	% Change	2008	2007	% Change

Revenues (000)
Publishing	$35,820	$44,660	(19.8)%	$113,590	$136,335	(16.7)%
Broadcast	24,769	25,341	(2.3)%	74,731	75,637	(1.2)%
Interactive Media	2,717	2,701	0.6%	7,667	7,926	(3.3)%
Eliminations	(501)	(517)	3.1%	(1,524)	(1,634)	6.7%
Total Revenues	$62,805	$72,185	(13.0)%	$194,464	$218,264	(10.9)%

Discontinued Operations[1]	$2,893	$2,809	3.0%	$8,841	$8,689	1.7%

Selected Publishing Revenues by Category (000)

Classified	$11,371	$15,887	(28.4)%	$35,698	$49,514	(27.9)%
Retail	15,541	18,294	(15.0)%	48,420	54,279	(10.8)%
National	2,310	3,483	(33.7)%	8,006	10,136	(21.0)%
Other	465	559	(16.8)%	1,285	1,503	(14.5)%
Total Advertising	$29,687	$38,223	(22.3)%	$93,409	$115,432	(19.1)%

Circulation	$4,925	$5,228	(5.8)%	$16,065	$16,936	(5.1)%

Broadcast Time Sales (gross) (000)
Local	$15,664	$16,581	(5.5)%	$46,956	$49,120	(4.4)%
National	9,373	10,385	(9.7)%	25,838	30,263	(14.6)%
Political	554	177	213.0%	4,440	336	---
Total Time Sales	$25,591	$27,143	(5.7)%	$77,234	$79,719	(3.1)%

Selected Online Total Page Views
Total Web Sites	61,086,359	49,692,301	22.9%	193,755,088	172,134,724	12.6%
(Excluding Blockdot)

Notes: All data are subject to later adjustment.
[1] Discontinued operations include the following TV Stations: WMBB in Panama City, Florida; KALB/NALB in Alexandria, Louisiana;
WNEG in Taccoa, Georgia; WTVQ in Lexington, Kentucky and WCWJ in Jacksonville, Florida.